AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of January 17, 2019, by and between Huahui Education Group Corporation, a Nevada corporation ("Huahui Corp."), and HUAHUI EDUCATION GROUP LIMITED, an exempted company incorporated under the laws of the Cayman Islands ("HUAHUI Limited").

RECITALS

1. The Boards of Directors of each of Huahui Corp. and HUAHUI Limited have unanimously determined that it is advisable and in the best interests of their respective stockholders or members to reorganize so that Huahui Corp. will merge with and into HUAHUI Limited (the "Merger"), with HUAHUI Limited surviving;

2. The respective Boards of Directors of Huahui Corp. and HUAHUI Limited have each unanimously approved the Merger, this Agreement, the Plan of Merger (as defined below) and, to the extent applicable, the other transactions described herein, pursuant to which HUAHUI Limited will be the surviving company of the Merger, all upon the terms and subject to the conditions set forth in this Agreement and the Plan of Merger, and whereby each issued and outstanding share of common stock, par value US$0.001 per share, of Huahui Corp. ("Huahui Corp. Common Stock") shall be converted into the right to receive one ordinary share, par value US$0.0001 per share, of HUAHUI Limited (a "HUAHUI Limited Ordinary Share");

3. The Merger requires, among other things, the approval of this Agreement and the Plan of Merger by the affirmative vote of the holders of a majority of the issued and outstanding shares of Huahui Corp. Common Stock and HUAHUI Limited Ordinary Shares; and

4. The parties intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall be, and is hereby, adopted as a "plan of reorganization" for purposes of Section 368(a) of the Code.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.01. *The Merger*. Subject to the terms and conditions of this Agreement, and in accordance with the Nevada Revised Statutes (the "NRS") and the Cayman Islands Companies Law (the "CICL"), at the Effective Time (as defined in Section 1.02), Huahui Corp. shall be merged with and into HUAHUI Limited in accordance with this Agreement and the Plan of Merger, and the separate corporate existence of Huahui Corp. shall thereupon cease. Pursuant to and simultaneously upon the consummation of the Merger at the Effective Time, in accordance with the NRS and the CICL, (i) HUAHUI Limited shall continue as the surviving company in the Merger (sometimes hereinafter referred to as the "Surviving Company"), (ii) the corporate identity, existence, powers, rights and immunities of HUAHUI Limited as the Surviving Company shall continue unimpaired by the Merger, and (iii) HUAHUI Limited shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of Huahui Corp., all without further act or deed.

Section 1.02. *Filing Plan of Merger; Effective Time*. As soon as practicable following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article V, if this Agreement shall not have been terminated prior thereto as provided in Section 6.01, HUAHUI Limited and Huahui Corp. shall cause a plan of merger (the "Plan of Merger") in the form set out in Annex A to be properly executed and filed with the Registrar of

Companies of the Cayman Islands (the "Cayman Registrar") in accordance with the CICL and otherwise make all other filings or recordings as required by the NRS and the CICL. In accordance with section 234 of the CICL, the Merger shall not become effective until the date on which the Articles of Merger to be filed in respect of the Merger in accordance with the laws of the State of Nevada are filed with the State of Nevada (such filing to be notified to the Cayman Registrar promptly in writing), which date will be subsequent to the date on which the Plan of Merger is registered by the Cayman Registrar but not later than the 90th day after the date of such registration (the "Effective Time").

ARTICLE II
MEMORANDUM AND ARTICLES OF ASSOCIATION, DIRECTORS AND OFFICERS OF SURVIVING COMPANY, AND CERTAIN REPRESENTATIONS

Section 2.01. *Name of Surviving Company*. The name of the Surviving Company shall be "HUAHUI EDUCATION GROUP LIMITED."

Section 2.02. *Memorandum and Articles of Association of Surviving Company*. The memorandum and articles of association of HUAHUI Limited immediately prior to the Effective Time shall serve as the memorandum and articles of association of the Surviving Company until thereafter amended as provided by law and such memorandum and articles of association.

Section 2.03. *Directors of Surviving Company*. From and after the Effective Time, the directors of HUAHUI Limited immediately prior to the Effective Time shall be the directors of the Surviving Company, each such director to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

Section 2.04. *Officers of Surviving Company*. From and after the Effective Time, the officers of HUAHUI Limited immediately prior to the Effective Time shall be the officers of the Surviving Company, each such officer to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

Section 2.05. *Directors and Officers of HUAHUI Limited*. Immediately prior to the Effective Time, Huahui Corp., in its capacity as the sole member of HUAHUI Limited, agrees to take or cause to be taken all such actions as are necessary to cause at least those persons serving as the directors and officers of Huahui Corp. immediately prior to the Effective Time to be elected or appointed as the directors and officers of HUAHUI Limited (to the extent the officers and directors of HUAHUI Limited and Huahui Corp. are not already identical), each such person to have the same office(s) with HUAHUI Limited (and the same class designations (if any) and committee memberships in the case of directors) as he or she held with Huahui Corp., with the directors to serve until the earlier of the next meeting of the HUAHUI Limited shareholders at which an election of directors is required or until their successors are elected or appointed (or their earlier death, disability or retirement).

Section 2.06. *Representation of Huahui Corp.*. Huahui Corp. hereby represents and warrants that it is the owner of all of the outstanding capital stock of HUAHUI Limited, free and clear of any adverse claims.

ARTICLE III
CONVERSION, ISSUANCE AND REPURCHASE OF SHARES

Section 3.01. *Effect on Capital Stock*. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of either Huahui Corp. or HUAHUI Limited:

- (a) *Conversion of Huahui Corp. Shares; Issuance of HUAHUI Limited Ordinary Shares*. Each issued and outstanding share of Huahui Corp. Common Stock shall be automatically converted into the right to receive one validly issued, fully paid and non-assessable HUAHUI Limited Ordinary Share, and HUAHUI Limited shall issue to each holder of such right that number of HUAHUI Limited Ordinary Shares, credited as fully paid, to which each such holder is entitled. Each treasury share of Huahui Corp. Common Stock shall be automatically converted into a treasury share of HUAHUI Limited. HUAHUI Limited shall cause appropriate book entries to be made in

its register of members to reflect the issuance of HUAHUI Limited Ordinary Shares to the Huahui Corp. stockholders.

(b) *Cancellation of Huahui Corp. Capital Stock*. The certificates for Huahui Corp. Common Stock exchanged for HUAHUI Limited Ordinary Shares will be cancelled.

(c) *Cancellation of HUAHUI Limited Ordinary Share*. The one HUAHUI Limited Ordinary Share that was held by Huahui Corp. prior to the Merger shall be cancelled, and no consideration shall be paid or payable to the holder of such HUAHUI Limited Ordinary Share.

(d) *Stock-Based Compensation Plans*. Huahui Corp. shall assign, and HUAHUI Limited shall assume, Huahui Corp.'s rights and obligations under any stock-based benefit and compensation plans and programs and agreements providing for the grant or award of restricted stock, stock units, stock options, stock appreciation rights, performance shares, performance units, dividend equivalent rights and share awards to the employees, directors and consultants of Huahui Corp. and its affiliates (collectively, the "Stock Plans") in accordance with Article IV of this Agreement. To the extent a Stock Plan provides for awards of incentive stock options pursuant to Section 422 of the Code, approval of such plan by Huahui Corp., as the sole shareholder of HUAHUI Limited, shall be deemed, as of the Effective Time, to constitute approval of the members of HUAHUI Limited for purposes of Section 422(b) of the Code.

(e) *Convertible Securities*. Huahui Corp. shall assign, and HUAHUI Limited shall assume, Huahui Corp.'s rights and obligations under its securities, including but not limited to convertible debentures, warrants and options, that may be convertible into or exercisable into Huahui Corp. Common Stock.

Section 3.02. *Exchange of HUAHUI Limited Shares*.

(a) *Uncertificated Shares*. At the Effective Time, each outstanding share of Huahui Corp. Common Stock held in uncertificated, book entry form will be exchanged for one HUAHUI Limited Ordinary Share in accordance with Sections 3.01(a) and (b) without further act or deed by the holder thereof, and record of such ownership shall be kept in uncertificated, book entry form in HUAHUI Limited's register of members.

(b) *Certificated Shares*. At the Effective Time, each outstanding share of Huahui Corp. Common Stock held in certificated form will be converted into the right to receive one HUAHUI Limited Ordinary Share in accordance with Sections 3.01(a) and (b) without further act or deed by the holder thereof, and the holder thereof will cease to be, and will have no rights as, a stockholder of Huahui Corp. Following the consummation of the Merger, Huahui Corp. will send a letter of transmittal to each such holder, explaining the procedure for surrendering such holder's Huahui Corp. Common Stock certificates in exchange for share certificates representing HUAHUI Limited Ordinary Shares.

(c) *Stockholder Rights at Effective Time*. At the Effective Time, holders of Huahui Corp. Common Stock will cease to be, and will have no rights as, stockholders of Huahui Corp., other than the right to receive any dividend or other distribution with a record date prior to the Effective Time that may have been declared or made by Huahui Corp. on such shares of Huahui Corp. Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Huahui Corp. Common Stock that were outstanding immediately prior to the Effective Time. Upon and after the Effective Time, registered shareholders in HUAHUI Limited's register of members will have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon HUAHUI Limited Ordinary Shares registered in their respective names in the register of members.

Section 3.03. *Dissenters' Rights*.

(a) *HUAHUI Limited Members*. HUAHUI Limited members have dissenters' rights in connection with the Merger under the CICL. Huahui Corp. is the sole member of HUAHUI Limited.

(b) *Huahui Corp. Stockholders*. Huahui Corp. stockholders have dissenters rights in connection with the Merger under the NRS. Not later than ten days after completion of the Merger, Huahui Corp. shall notify all stockholders

entitled to assert dissenters' rights of the Merger and send them a dissenter's notice, accompanied by the relevant sections of the NRS, in accordance with the NRS.

ARTICLE IV
EMPLOYEE BENEFIT AND COMPENSATION PLANS AND AGREEMENTS; OTHER CONTRACTS

Section 4.01. *Assumption of Equity Plans*. At the Effective Time, Huahui Corp. shall assign, and HUAHUI Limited shall assume, the rights and obligations of Huahui Corp. under each Stock Plan. To the extent any Stock Plan or any applicable agreement relating thereto provides for the issuance, delivery or purchase of, or otherwise relates to, Huahui Corp. Common Stock, from and after the Effective Time, such Stock Plan or applicable agreement shall be deemed to have been amended to provide for the issuance, delivery or purchase of, or otherwise relate to, HUAHUI Limited Ordinary Shares, and all options or awards issued, or benefits available or based upon the value of a specified number of shares of Huahui Corp. Common Stock, under such Stock Plan after the Effective Time shall entitle the holder thereof to purchase, receive, acquire, hold or realize the benefits measured by the value of, as appropriate, an equivalent number of HUAHUI Limited Ordinary Shares in accordance with the terms of such Stock Plan and any applicable agreement relating thereto. The outstanding options or other awards or benefits available under the terms of the Stock Plans at and following the Effective Time shall, to the extent permitted by law and otherwise reasonably practicable, otherwise be exercisable, payable, issuable or available upon the same terms and conditions as under such Stock Plans and the agreements relating thereto immediately prior to the Effective Time. Other than as set forth above, the Merger will not affect the underlying terms or conditions of any outstanding equity awards, which shall remain subject to their original terms and conditions.

Section 4.02. *Assumption of Benefit Plans*. At the Effective Time, the obligations of Huahui Corp. under or with respect to every plan, trust, program and benefit then in effect or administered by Huahui Corp. for the benefit of the directors, officers and employees of Huahui Corp. or any of its subsidiaries (collectively, the "Assumed Benefit Plans" and, together with the Assumed Equity Plans, the "Assumed Plans") shall become the lawful obligations of HUAHUI Limited and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, HUAHUI Limited hereby expressly adopts and assumes all obligations of Huahui Corp. under the Assumed Plans.

Section 4.03. *Assumption of Contracts*. At the Effective Time, the obligations of Huahui Corp. under or with respect to contracts or agreements (collectively, the "Assumed Contracts") shall become the lawful obligations of HUAHUI Limited and shall be performed in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, HUAHUI Limited hereby expressly adopts and assumes all obligations of Huahui Corp. under the Assumed Contracts.

Section 4.04. *Other Actions*. Such amendments or other actions that are deemed necessary or appropriate by Huahui Corp. and HUAHUI Limited to effect the Merger, including to facilitate the assumption by HUAHUI Limited of the Assumed Plans and the Assumed Contracts, and any other amendments or actions that Huahui Corp. and HUAHUI Limited shall deem advisable, shall be adopted and entered into with respect to the Assumed Plans, the Assumed Contracts and any other change in control arrangements between the Huahui Corp. and its executive officers and key employees.

ARTICLE V
CONDITIONS PRECEDENT

The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

(a) *Stockholder Approval*. This Agreement shall have been adopted and approved by the affirmative vote of holders owning a majority of the issued and outstanding shares of Huahui Corp. Common Stock entitled to vote thereon in accordance with the provisions of the NRS, and by a Special Resolution of HUAHUI Limited in accordance with the provisions of the CICL.

(b) *No Prohibition*. None of the parties hereto shall be subject to any decree, order or injunction of any court of competent jurisdiction, whether in the U.S., the Cayman Islands or any other country, that prohibits the consummation of the Merger.

(c) *Consents and Authorizations*. Other than the filing of the Plan of Merger and the Articles of Merger provided for under Article I, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of Huahui Corp., HUAHUI Limited or any of their respective subsidiaries to consummate the Merger and the other transactions contemplated hereby, including, without limitation, any filings required under (i) applicable U.S. state securities and "Blue Sky" laws, and (ii) applicable Cayman Islands securities laws, shall have been obtained or made.

(d) *Representations and Warranties*. The representations and warranties of the parties set forth herein shall be true and correct in all material respects, and the covenants of the parties set forth herein (other than those to be performed after the Effective Time) shall have been performed in all material respects.

ARTICLE VI
TERMINATION, AMENDMENT AND WAIVER

Section 6.01. *Termination*. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of Huahui Corp., by action of the Board of Directors of Huahui Corp.

Section 6.02. *Effect of Termination*. In the event of termination of this Agreement as provided in Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Huahui Corp. or HUAHUI Limited.

Section 6.03. *Amendment*. This Agreement may be amended by the parties hereto at any time before or after any required approval or adoption by the stockholders of Huahui Corp. of this Agreement or matters presented in connection with this Agreement; provided, however, that after any such approval or adoption, there shall be made no amendment requiring further approval or adoption by such stockholders under applicable law until such further approval or adoption is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.04. *Waiver*. At any time prior to the Effective Time, the parties may waive compliance with any of the agreements or covenants contained in this Agreement, or may waive any of the conditions to consummation of the Merger contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VII
COVENANTS

Section 7.01. *Rule 16b-3 Approval*. Huahui Corp. and HUAHUI Limited shall take all such steps as may reasonably be required to cause the transactions contemplated by Section 3.01 and any other dispositions of Huahui Corp. equity securities (including derivative securities) or acquisitions of HUAHUI Limited equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of Huahui Corp., or (ii) at the Effective Time, is or will become a director or officer of HUAHUI Limited, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Section 7.02. *HUAHUI Limited Vote*. Prior to or concurrent with seeking the approval and adoption of this Agreement by the stockholders owning a majority of the outstanding shares of Huahui Corp. Common Stock, Huahui Corp., in its capacity as the sole shareholder of HUAHUI Limited, shall pass shareholder resolutions of HUAHUI Limited which approve and adopt this Agreement and which approve and authorize the Merger and the Plan of Merger.

Section 7.03. *Further Assurances*. HUAHUI Limited shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and reasonably appropriate to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions provided for herein.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.01. *Assignment; Binding Effect; Benefit*. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article IV (collectively, the "Third Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced only by the specifically intended beneficiaries thereof.

Section 8.02. *Entire Agreement*. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

Section 8.03. *Governing Law*. To the fullest extent permitted by law, this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to its rules of conflict of laws.

Section 8.04. *Counterparts*. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

Section 8.05. *Headings*. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 8.06. *Severability*. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

IN WITNESS WHEREOF, Huahui Corp. and HUAHUI Limited have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

HUAHUI EDUCATION GROUP CORPORATION

By: ______________________________

WU Zihua, President

HUAHUI EDUCATION GROUP LIMITED

By: ______________________________

WU Zihua, Managing Director

Annex A

Form of Plan of Merger

The Companies Law (2018 Revision) of the Cayman Islands

Plan of Merger

This plan of merger (the "Plan of Merger") is made on _________, 2019 between Huahui Education Group Corporation (the "Merging Company") and HUAHUI EDUCATION GROUP LIMITED (the "Surviving Company").

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law (2018 Revision) (the "Companies Law").

Whereas the Merging Company is a Nevada corporation and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the "Merger").

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated January 17, 2019 and made between the Surviving Company and the Merging Company (the "Merger Agreement") a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1. The constituent companies (as defined in the Companies Law) to this Merger are the Surviving Company and the Merging Company.

2. The surviving company (as defined in the Companies Law) is the Surviving Company.

3. The registered office of the Surviving Company is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008 Cayman Islands and the registered office of the Merging Company is c/o Business Filings Incorporated, 701 S. Carson Street, Suite 200, Carson City, Nevada 89701.

4. Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each, and the Surviving Company will have one ordinary share in issue.

5. Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$800,000 divided into 800,000,000 shares of common stock with a par value of US$0.001, and the Merging Company will have 2,734,900 shares of common stock in issue.

6. In accordance with section 234 of the Companies Law, the Merger shall not become effective until the date on which the Articles of Merger to be filed in respect of the Merger in accordance with the laws of the State of Nevada are filed with the State of Nevada (such filing to be notified to the Cayman Registrar promptly in writing), which date will be subsequent to the date on which this Plan of Merger is registered by the Cayman Registrar but not later than the 90th day after the date of such registration (the "Effective Date").

7. The terms and conditions of the Merger are such that, on the Effective Date:

   7.1 each share of common stock issued and outstanding in the Merging Company on the Effective Date shall be converted into or exchanged for one ordinary share in the Surviving Company (which shall be issued by the

Surviving Company credited as fully paid) and each ordinary share issued and outstanding in the Surviving Company immediately prior to the Effective Date shall be cancelled, and no consideration shall be paid or payable to the holder of such share.

8. The rights and restrictions attaching to the shares in the Surviving Company are set out in the Memorandum and Articles of Association of the Surviving Company currently in effect.

9. There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

10. The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

11. The name and address of the sole director of the Surviving Company (as defined in the Companies Law) are:

11.1 _Zihua Wu, Block 2, Duo Li Hi Tech Industrial Park, No. 9, Jinlong 1st Road, Baolong Residential District, Longgang District, Shenzhen, China.

11.2 Zhongpeng Chen, Block 2, Duo Li Hi Tech Industrial Park, No. 9, Jinlong 1st Road, Baolong Residential District, Longgang District, Shenzhen, China.

12. This Plan of Merger has been approved by the board of directors of the Surviving Company pursuant to section 233(3) of the Companies Law.

13. This Plan of Merger has been authorised by the sole shareholder of the Surviving Company pursuant to section 233(6) of the Companies Law.

14. All necessary approvals have been obtained from the stockholders, officers and management of the Merging Company pursuant to the Nevada Revised Statutes.

15. At any time prior to the Effective Date, this Plan of Merger may be:

15.1 terminated by the board of directors of either the Surviving Company or the Merging Company;

15.2 amended by the board of directors of both the Surviving Company and the Merging Company to:

(a) change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Cayman Registrar; and

(b) effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the stockholders of the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

16. This Plan of Merger may be executed in counterparts.

17. This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

Duly authorized for and on behalf of
Huahui Education Group Corporation

____
WU Zihua, Director

Duly authorized for and on behalf of
HUAHUI EDUCATION GROUP LIMITED

____
WU Zihua, Director